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                                                                    EXHIBIT 99.1

[THE ANDERSONS LOGO]

P O BOX 119 MAUMEE OH 43537

CONTACT: GARY SMITH, VP FINANCE & TREASURER
Phone: 419-891-6417
E-mail: gary_smith@andersonsinc.com

The Andersons, Inc. Finalizes Acquisition of Railroad Leasing Assets

PR Newswire -- February 12, 2004

      MAUMEE, Ohio, Feb. 12 /PRNewswire-FirstCall/ -- The Andersons, Inc. (Nasdaq: ANDE) today announced it has finalized the acquisition of railroad rolling stock and leasing assets from Railcar, Ltd. and Progress Rail Services Corporation, both of which are part of Progress Energy, Inc. (NYSE: PGN). The sale was initially announced in March of 2003.

      The assets, comprised of approximately 6,700 railcars, 48 locomotives, and contracts to manage an additional 2,600 railcars for third-party investors, will be owned by several subsidiaries under TOP CAT Holding Co. TOP CAT Holding is a newly formed Limited Liability Company (LLC) in which The Andersons is the sole equity investor. The Andersons' Rail Group will manage the assets, most of which are currently under lease in the United States, Canada and Mexico.

      Financing was provided by $86.4 million in notes underwritten by BB&T Capital Markets, BMO Nesbitt Burns Inc. and CapStone Investments. Quadrant Financial Group, LLC acted as the structuring agent and financial advisor for the transaction.

      Mike Anderson, President and CEO of The Andersons, says the acquisition presents a good opportunity for The Andersons to grow within its core competencies. "Our Rail Group brings more than a decade of railcar leasing and management expertise to this venture. That experience combined with an upward trend in the railcar market makes this a very good fit for us. The newly acquired fleet, when added to our current fleet holdings, positions The Andersons among the top railcar leasing companies in the nation."

      Billy Ainsworth, President and CEO of Progress Rail stated that the sale of these selected assets to The Andersons strengthens Progress Rail's ability to concentrate on its core businesses and will allow it to deploy its invested capital in more strategically advantageous ways. "Progress Rail remains strongly committed to the railroad supply business and to providing our customers with the highest quality products and services in the industry. The sale of these leasing assets will permit us to more fully concentrate on our growing and expanding core businesses and will allow Progress Rail to enhance its position as a leading supplier to the North American railroad industry."

      About The Andersons, Inc.

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      The Andersons, Inc. is a respected leader and dominant regional player in grain merchandising and agricultural plant nutrients distribution. Its strong position in these basic businesses has allowed the company to diversify into rail equipment leasing, the production of turf care products, and general merchandise retailing. The company generates revenue of $1.2 billion per year. The Andersons' corporate headquarters is located in Maumee, Ohio. The company has been in operation since 1947. The Andersons, Inc. is located on the Internet at www.andersonsinc.com.

      About Progress Energy

      Progress Rail, a subsidiary of Progress Energy, is one of North America's leading suppliers of railroad and transit materials and services, including trackwork components, rail and rail welding, new and reconditioned freight car and locomotive parts, railcar and locomotive repair, track maintenance equipment and signal devices. It has facilities in 22 states, Mexico, and Canada. For more information on Progress Rail, visit the company's web site at http://www.progressrail.com.

      Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 24,000 megawatts of generation capacity and $9 billion in annual revenues. The company's holdings include two electric utilities serving more than 2.8 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering competitive generation, energy marketing, natural gas production, fuel extraction, rail services and broadband capacity. For more information about Progress Energy, visit the company's Web site at http://www.progress-energy.com.